Filed pursuant to Rule 433
Dated February 22, 2006

Relating to
Pricing Supplement No. 29 dated February 22, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G

Euro Fixed Rate Senior Bearer Notes Due 2013
Euro Floating Rate Senior Bearer Notes Due 2013

Euro Fixed Rate Senior Bearer Notes Due 2013
Issuer:	Morgan Stanley
Principal Amount:	€1,000,000,000
Maturity Date:	March 1, 2013
Trade Date:	February 22, 2006
Original Issue Date (Settlement):	March 1, 2006
Interest Accrual Date:	March 1, 2006
Issue Price (Price to Public):	99.74%
Agents’ Commission:	0.35%
All-in Price:	99.39%
Net Proceeds to Issuer:	€993,900,000
Interest Rate:	3.75% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each March 1, commencing March 1, 2007
Day Count Convention:	Actual/Actual
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0245835540
Common Code:	024583554
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

Euro Floating Rate Senior Bearer Notes Due 2013
Issuer:	Morgan Stanley
Principal Amount:	€2,000,000,000
Maturity Date:	March 1, 2013
Trade Date:	February 22, 2006
Original Issue Date (Settlement):	March 1, 2006
Interest Accrual Date:	March 1, 2006
Issue Price (Price to Public):	100%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	€1,993,000,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.33%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 1, June 1, September 1 and December 1, commencing June 1, 2006
Initial Interest Rate:	The Base Rate plus 0.33%; to be determined on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	June 1, 2006
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0245836431
Common Code:	024583643
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006